Exhibit 99

NEWS RELEASE	NACCO Industries, Inc.
5875 Landerbrook Drive • Suite 220 • Cleveland, Ohio 44124-4069
Tel. (440) 229-5151 • Fax (440) 229-5138

FOR FURTHER INFORMATION, CONTACT:
Christina Kmetko	For Immediate Release
(440) 229-5130	Wednesday, October 29, 2014

NACCO INDUSTRIES, INC.
ANNOUNCES THIRD QUARTER 2014 RESULTS

Cleveland, Ohio, Wednesday, October 29, 2014 - NACCO Industries, Inc. (NYSE: NC) today announced net income of $7.7 million, or $1.02 per diluted share, and revenues of $221.7 million for the 2014 third quarter, compared with net income of $12.3 million, or $1.54 per diluted share, and revenues of $228.6 million in the third quarter of 2013.
The Company reported net income for the nine months ended September 30, 2014 of $2.6 million, or $0.33 per diluted share, and revenues of $599.5 million compared with net income of $21.9 million, or $2.67 per diluted share, and revenues of $620.7 million for the first nine months of 2013.
Consolidated Adjusted EBITDA for the third quarter of 2014 and the trailing twelve months ended September 30, 2014 was $17.7 million and $65.5 million, respectively. Adjusted EBITDA in this press release is provided solely as a supplemental non-GAAP disclosure of operating results. For a reconciliation of GAAP results to the non-GAAP results, see page 12.
NACCO has repurchased approximately 517,600 shares for an aggregate purchase price of $27.4 million, including $26.4 million of stock purchased during the nine months ended September 30, 2014, as part of the stock repurchase program the Company announced in November 2013, which permits the repurchase of up to $60 million of the Company's outstanding Class A common stock. Under a previous stock repurchase program which ran from November 2011 to November 2013, the Company repurchased approximately 624,000 shares of Class A common stock for an aggregate purchase price of $35.6 million.
The Company's cash position was $50.6 million as of September 30, 2014 compared with $95.4 million as of December 31, 2013 and $79.4 million as of September 30, 2013. Debt as of September 30, 2014 was $216.6 million compared with $183.8 million as of December 31, 2013 and $174.8 million as of September 30, 2013.

NACCO and Subsidiaries Consolidated Third Quarter Highlights
Key perspectives on NACCO's third quarter results are as follows:

•
North American Coal's third quarter 2014 net income decreased to $3.2 million from $7.8 million in the third quarter of 2013 primarily as a result of significantly higher selling, general and administrative expenses, mainly due to the absence of a $1.6 million pre-tax pension curtailment gain recognized in the third quarter of 2013 that did not recur in 2014 and higher professional service fees, and substantially reduced royalty and other income.

•
Hamilton Beach's net income decreased to $6.0 million in the third quarter of 2014 from $7.4 million in the third quarter of 2013 primarily because the third quarter of 2013 included a $1.6 million benefit, that did not recur in the third quarter of 2014, related to a third party's commitment to share in certain environmental liabilities, which reduced the third quarter 2013 selling, general and administrative expenses.

•
Kitchen Collection's third quarter 2014 net loss decreased to $1.0 million from a net loss of $2.8 million in the third quarter of 2013 primarily as a result of the closure of unprofitable stores, improved operating margins at Kitchen Collection® comparable stores and a decrease in headquarters expense.

•	NACCO and Other, which includes parent company operations, reported a net loss of $0.9 million in the third quarter of 2014 compared with a net loss of $1.1 million in the third quarter of 2013.

Detailed Discussion of Results

North American Coal - Third Quarter Results
North American Coal reported net income of $3.2 million and revenues of $49.8 million for the third quarter of 2014 compared with net income of $7.8 million and revenues of $52.9 million for the third quarter of 2013.
Coal tons and limerock yards sold at North American Coal for the third quarters of 2014 and 2013 are as follows:

	2014	2013
Coal tons sold	(in millions)
Consolidated mines	1.1	1.2
Unconsolidated mines	6.6	6.7
Total tons sold	7.7	7.9
Limerock cubic yards sold	5.2	4.9

North American Coal revenues decreased in the third quarter of 2014 compared with the third quarter of 2013. The decrease in revenues was primarily due to fewer tons sold at the Mississippi Lignite Mining Company as a result of an increase in the number of planned and unplanned outage days at the customer's power plant and significantly lower royalty and other income in the third quarter of 2014 compared with the third quarter of 2013, partially offset by an increase in revenues and tons sold at Reed Minerals.
North American Coal's net income declined substantially in the third quarter of 2014 compared with the third quarter of 2013 primarily as a result of significantly higher selling, general and administrative expenses, mainly attributable to the absence of a $1.6 million pre-tax pension curtailment gain recognized in the third quarter of 2013 that did not recur in 2014 and higher professional service fees. Substantially reduced royalty and other income also contributed to the decrease in net income.
Overall operating results at the consolidated mining operations were comparable with the prior year quarter as the unfavorable effect of reduced tons sold at Mississippi Lignite Mining Company was largely offset by improved operating results at Reed Minerals. The increase in tons sold at Reed Minerals, combined with operating and productivity improvements implemented earlier in 2014, efficiencies and productivity improvements resulting from personnel changes in the second quarter of 2014 and investments in equipment and reserves made in late 2013 and early 2014 contributed to Reed Minerals' improved results.
For the nine months ended September 30, 2014, North American Coal reported net income of $8.8 million and revenues of $139.5 million compared with net income of $26.3 million and revenues of $147.6 million for the first nine months of 2013.

North American Coal - Outlook
North American Coal expects overall improved operating performance at its coal mining operations in the fourth quarter of 2014 compared with the fourth quarter of 2013. At the consolidated coal mining operations, tons sold at Reed Minerals are expected to increase in the fourth quarter of 2014 over the fourth quarter of 2013. The company installed key management from North American Coal legacy operations in the Reed Minerals operations late in the second quarter of 2014. These personnel changes contributed to operating and productivity improvements in the third quarter and are expected to help Reed Minerals achieve additional planned operating and productivity improvements in the remainder of 2014. In addition, a higher-cost Reed Minerals mining area was temporarily idled at the beginning of the 2014 second quarter and will remain idled while a revised mining permit for the area is reviewed by state regulators and selling prices for the coal produced from this mine area are assessed against anticipated production costs. If selling prices remain low, Reed Minerals expects to continue to shift the production of tons to lower cost mine areas. Productivity improvements and increased mining efficiencies are expected to contribute to a reduced operating loss at Reed Minerals in the fourth quarter of 2014 compared with the fourth quarter of 2013, excluding the effect of the $4.0 million pre-tax impairment charge recognized in 2013.
The improved performance at Reed Minerals in the fourth quarter of 2014 is expected to be somewhat offset by reduced income at Mississippi Lignite Mining Company resulting from fewer deliveries compared with the fourth quarter 2013 because of a significant planned outage at the customer's power plant that began late in the third quarter and will continue into the fourth quarter of 2014. No significant outages are anticipated at the customer's power plant in 2015.
At the unconsolidated mining operations, steam coal tons delivered in the fourth quarter of 2014 are expected to increase slightly from the same period in 2013. Demery Resources Company's Five Forks Mine commenced delivering coal to its customer in 2012 and full production levels are expected to be reached in 2016. Liberty Fuels commenced production in 2013 but is not expected to produce tons for Mississippi Power Company's new Kemper County Energy Facility for the remainder of 2014. Production levels are expected to increase gradually beginning in 2015 to full production of approximately 4.3 million tons of coal annually beginning in 2019. Construction of the Kemper County Energy Facility is still ongoing which may affect the pace of the increase in deliveries.
Unconsolidated mines currently in development are expected to continue to generate modest income during the remainder of 2014. Mining permits needed to commence mining operations were issued in 2013 for the Caddo Creek Resources Company and the Camino Real Fuels projects in Texas. Caddo Creek expects to begin making initial coal deliveries in late 2014. Camino Real Fuels expects initial deliveries in the second half of 2015, and expects to mine approximately 2.5 million to 3.0 million tons of coal annually when at full production. Coyote Creek Mining Company received its mining permit in October 2014 and is developing a mine in Mercer County, North Dakota, from which it expects to deliver approximately 2.5 million tons of coal annually beginning in mid-2016.
Limerock deliveries in the fourth quarter of 2014 are expected to be lower than in the fourth quarter of 2013 as a result of reduced customer requirements. Declines in royalty and other income are also expected in the fourth quarter of 2014 from the higher levels realized in the prior year period.
Overall, North American Coal expects net income in the fourth quarter of 2014 to increase significantly over the fourth quarter of 2013. Improvements at Reed Minerals and a $3.5 million gain on sale of assets sold to Mississippi Power in early October 2014 are expected to be partially offset by significantly reduced deliveries at Mississippi Lignite Mining Company and lower royalty and other income than in the prior year fourth quarter.
Net income in 2015 is expected to increase significantly compared with 2014 as improvements at Reed Minerals are expected to continue. In addition, deliveries are expected to increase at the Mississippi Lignite Mining Company and at the unconsolidated mines, based on the customers' currently planned power plant operating levels and as production increases at the newer mines.
Cash flow before financing activities in 2014 is expected to be positive as compared with negative cash flow before financing activities in 2013, and is expected to increase substantially in 2015 over 2014.
Over the longer term, North American Coal's goal is to increase earnings of its unconsolidated mines by approximately 50% by 2017 from 2012 levels through the development and maturation of its new mines and normal escalation of contractual compensation at its existing mines. Also, North American Coal has a goal of at least doubling the earnings contribution from its consolidated mining operations by 2017 from 2012 levels due to benefits from operational improvements at Mississippi Lignite Mining Company's customer's power plant and from the company's execution of its long-term plan at the Reed Minerals operations. The company views its acquisition of Reed Minerals and related acquisitions of coal reserves and mining equipment in Alabama as a metallurgical coal strategic initiative which includes increased volume and profitability for the company over the long term. Achieving the goal for the consolidated mining operations will be dependent on improved market conditions for Reed Minerals' metallurgical coal, the demand for and selling price of which have declined substantially since 2012, and steam coal.
North American Coal also expects to continue its efforts to develop new mining projects. The company is actively pursuing domestic opportunities for new or expanded coal mining projects, which include various clean coal technologies. North American Coal also continues to pursue additional non-coal mining opportunities, principally in aggregates, and international value-added mining services projects.

Hamilton Beach - Third Quarter Results
Hamilton Beach reported net income of $6.0 million and revenues of $135.2 million for the third quarter of 2014, compared with net income of $7.4 million and revenues of $134.1 million for the third quarter of 2013.
Revenues increased slightly in the third quarter of 2014 compared with the third quarter of 2013 mainly in the commercial and international consumer markets. The improvement in revenue was partially offset by unfavorable foreign currency movements as both the Canadian dollar and Mexican peso weakened against the U.S. dollar.
Net income in the third quarter of 2014 decreased compared with the third quarter of 2013 primarily because the third quarter of 2013 included a $1.6 million pre-tax benefit, that did not recur in the third quarter of 2014, related to a third party's commitment to share in certain environmental liabilities which reduced the third quarter 2013 selling, general and administrative expenses. An increase in outside service fees and advertising expenses incurred to execute Hamilton Beach's five strategic initiatives and unfavorable foreign currency movements also contributed to the decrease in net income. The decline was partially offset by a shift in sales mix to higher-margin products.
For the nine months ended September 30, 2014, Hamilton Beach reported net income of $7.7 million and revenues of $354.9 million compared with net income of $10.9 million and revenues of $354.9 million for the first nine months of 2013.

Hamilton Beach - Outlook
Hamilton Beach's target consumer, the middle-market mass consumer, continues to struggle with financial and economic concerns. These conditions, as well as weakened consumer traffic to retail locations, are creating continued uncertainty about the strength of the retail market. As a result, sales volumes in the middle-market portion of the U.S. small kitchen appliance market in which Hamilton Beach participates are projected to grow only moderately in the remainder of 2014. The Canadian retail market is expected to follow U.S. trends, while other international and commercial product markets in which Hamilton Beach participates are also anticipated to grow moderately in the remainder of 2014 compared with the fourth quarter of 2013. Nevertheless, Hamilton Beach expects its sales volumes to grow more favorably than the market due to increased promotions and placements of products in the fourth quarter of 2014 compared with the fourth quarter of 2013. Hamilton Beach's sales volumes in the international and commercial product markets are anticipated to grow in the remainder of 2014 compared with the same period in the prior year as a result of the company's strategic initiatives.
Hamilton Beach continues to focus on strengthening its North American consumer market position through product innovation, promotions, increased placements and branding programs, together with appropriate levels of advertising for the company's highly successful and innovative product lines. Hamilton Beach expects the FlexBrewTM coffee maker, launched in late 2012, and the Hamilton Beach® Breakfast Sandwich Maker line, launched in early 2013 to continue to gain market position. In addition, during 2015, Hamilton Beach expects to expand both product lines with products offering a broader range of features. The company is continuing to introduce other innovative products and upgrades to certain products in several small appliance categories, as well as in its growing global commercial business. Hamilton Beach expects the commercial business to benefit from several new products, including the FuryTM and EclipseTM high-performance blenders and the Blend-in-Cup mixer and PrimePour "cocktails-on-tap" machine. Finally, Hamilton Beach's new Jamba® blenders and juicing products and Wolf Gourmet® brand products are expected to enter the market in the first half of 2015 and expand and gain market position during the remainder of 2015. These products, as well as other new product introductions in the pipeline for the fourth quarter of 2014 and for 2015, are expected to affect both revenues and operating profit positively. As a result of these new products and execution of the company's strategic initiatives, both domestically and internationally, Hamilton Beach expects an increase in revenues in the fourth quarter of 2014 compared with the fourth quarter of 2013, provided consumer spending is at expected fourth quarter levels.
Overall, Hamilton Beach expects fourth quarter 2014 net income to be moderately higher than the fourth quarter of 2013, although full year 2014 net income is expected to be lower than full year 2013 as the second half improvements are not expected to offset the declines from the first half of 2014. In the near-term, the anticipated increase in sales volumes attributable to the continued implementation and execution of Hamilton Beach's strategic initiatives is expected to be partially offset by the planned costs of implementing those initiatives and by increased advertising and promotional costs and outside services fees. Product and transportation costs are expected to increase modestly in the fourth quarter of 2014 compared with 2013. Hamilton Beach continues to monitor both currency effects and commodity costs closely and intends to adjust product prices and product placements appropriately in response to cost increases. Hamilton Beach expects cash flow before financing activities in 2014 to be substantial but down significantly from 2013.
Revenues and net income are expected to increase in 2015 compared with 2014 due to increased product placements and sales volumes resulting from the execution of the company's strategic initiatives, partially offset by the costs to implement these initiatives, modest increases in product and transportation costs and unfavorable foreign currency translation. Cash flow before financing activities in 2015 is expected to be slightly higher than 2014.
Longer term, Hamilton Beach will work to take advantage of the potential to improve return on sales through economies of scale derived from market growth and a focus on its five strategic volume growth initiatives: (1) enhancing its placements in the North America consumer business through consumer-driven innovative products and strong sales and marketing support, (2) enhancing internet sales by providing best-in-class retailer support and increased consumer content and engagement, (3) participating in the "only-the-best" market with a strong brand and broad product line, including investing in new products to be sold under the Jamba® and Wolf Gourmet® brand names, (4) expanding internationally in the emerging Asian and Latin American markets by increasing product offerings and expanding its distribution channels and sales and marketing capabilities and (5) achieving global Commercial market leadership through a commitment to an enhanced global product line for chains and distributors serving the global food service and hospitality markets. Hamilton Beach continues to make strides in the execution of its strategic initiatives and expects to continue to do so over the remainder of 2014 and in 2015.

Kitchen Collection - Third Quarter Results
Kitchen Collection reported a net loss of $1.0 million and revenues of $37.6 million for the third quarter of 2014 compared with a net loss of $2.8 million and revenues of $42.6 million for the third quarter of 2013.
The decline in Kitchen Collection's revenues was primarily the result of the loss of sales from the closure of unprofitable Le Gourmet Chef® and Kitchen Collection® stores since September 30, 2013 and a decrease in comparable store sales at both the Kitchen Collection® and Le Gourmet Chef® stores. The decline in comparable store sales was mainly due to fewer customer visits and a decrease in the average sales transaction value caused by a shift in sales mix to lower-priced but higher-margin products, partially offset by an increase in the number of Kitchen Collection® store transactions. Sales at newly opened Kitchen Collection® stores also partially offset the decline in revenues.
At September 30, 2014, the company operated 239 Kitchen Collection® stores compared with 258 stores at September 30, 2013 and 14 Le Gourmet Chef® stores at September 30, 2014 compared with 36 stores at September 30, 2013. At year-end 2013, Kitchen Collection® and Le Gourmet Chef® operated 272 and 32 stores, respectively.
Kitchen Collection's net loss decreased to $1.0 million in 2014 from $2.8 million in 2013. The reduced net loss was primarily the result of the closure of unprofitable stores, improved operating margins at Kitchen Collection® comparable stores due to a shift in mix to higher-margin products, fewer promotional sales and a reduction in comparable store expenses, and a decrease in headquarters expense, primarily due to lower employee-related expenses.
For the nine months ended September 30, 2014, Kitchen Collection reported a net loss of $7.7 million and revenues of $107.2 million compared with a net loss of $8.5 million and revenues of $120.7 million for the first nine months of 2013.

Kitchen Collection - Outlook
Consumer traffic to all mall locations, and particularly outlet malls, remained weak in the third quarter of 2014 and prospects for the remainder of 2014 and 2015 remain uncertain. The trend of fewer households being established appears to be continuing and the middle-market consumer remains under pressure as a result of financial and economic concerns. These concerns are expected to continue to dampen consumer sentiment and limit consumer spending levels for Kitchen

Collection's target customer over the remainder of 2014 and in 2015. Kitchen Collection expects to continue to refine its business plan on the assumption of continued market softness. In this context, Kitchen Collection closed 62 stores in the first nine months of 2014 and only opened five new stores as part of a program to close underperforming stores and realign the business around core stores which perform with acceptable profitability. Kitchen Collection also expects to maintain a lower number of stores during 2015 compared with 2014 as a result of closing a number of additional stores during the first quarter of 2015. As a result, Kitchen Collection expects revenues in the fourth quarter of 2014 and in 2015 to decrease substantially compared with the comparable prior year periods. However, Kitchen Collection believes it is well-positioned to take advantage of any market rebound.
Overall, Kitchen Collection expects a substantial increase in fourth quarter 2014 net income compared with the fourth quarter of 2013. This improvement is expected primarily due to the closure of stores with operating losses and reduced operating expenses at both the stores and headquarters resulting from Kitchen Collection's business realignment and cost reduction programs implemented during the first half of 2014, as well as the absence of charges totaling $2.0 million pre-tax recorded in 2013 related to the 2014 store closures and business realignment. In addition, during the first quarter of 2014, Kitchen Collection executed revisions to its store layouts designed to focus customers on higher-margin products. These changes appear to be taking hold as margins have improved since late in the first quarter of 2014 and are expected to continue to improve during the remainder of 2014 and in 2015. These improvements, while positive, are not expected to offset the losses from the first nine months of the year. As a result, Kitchen Collection expects a loss for the 2014 full year. The net effect of closing additional stores early in 2015 and the anticipated opening of new stores during the second half of 2015, as well as the ongoing evaluation of the company's expense structure, is expected to contribute to improved results of near break-even in 2015. Kitchen Collection expects to generate positive cash flow before financing activities in 2014 compared with negative cash flow before financing activities in 2013 and to continue to improve in 2015 compared with 2014.
Longer term, Kitchen Collection plans to focus on comparable store sales growth around a solid core store portfolio. Kitchen Collection expects to accomplish this by enhancing sales volume and profitability through continued refinement of its formats and ongoing review of specific product offerings, merchandise mix, store displays and appearance, while improving inventory efficiency and store inventory controls. Increasing sales of higher-margin products will continue to be a key focus. The company will also continue to evaluate and, as lease contracts permit, close or restructure leases for underperforming and loss-generating stores. In the near term, Kitchen Collection expects to add stores cautiously and focus its growth on its core Kitchen Collection® stores, with new stores expected to be located in sound positions in strong outlet malls.

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Conference Call
In conjunction with this news release, the management of NACCO Industries, Inc. will host a conference call on Thursday, October 30, 2014 at 9:30 a.m. eastern time. The call may be accessed by dialing (877) 703-6108 (Toll Free) or (857) 244-7307 (International), Pass code: 61182948, or over the Internet through NACCO Industries' website at www.nacco.com. Please allow 15 minutes to register, download and install any necessary audio software required to listen to the broadcast. A replay of the call will be available shortly after the end of the conference call through November 6, 2014. The online archive of the broadcast will be available on the NACCO Industries website.

Forward-looking Statements Disclaimer
The statements contained in this news release that are not historical facts are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements are made subject to certain risks and uncertainties, which could cause actual results to differ materially from those presented. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company undertakes no obligation to publicly revise these forward-looking statements to reflect events or circumstances that arise after the date hereof. Such risks and uncertainties with respect to each subsidiary's operations include, without limitation:
North American Coal: (1) changes in tax laws or regulatory requirements, including changes in mining or power plant emission regulations and health, safety or environmental legislation, (2) changes in the demand for and market prices of metallurgical and steam coal produced at the Reed Minerals operations, (3) changes in costs related to geological conditions, repairs and maintenance, new equipment and replacement parts, fuel or other similar items, (4) regulatory actions, changes in mining permit requirements or delays in obtaining mining permits that could affect deliveries to customers, (5) weather conditions, extended power plant outages or other events that would change the level of customers' coal or limerock requirements, which would have an adverse effect on results of operations, (6) weather or equipment problems that could affect deliveries to customers, (7) changes in the power industry that would affect demand for North American Coal's reserves, (8) changes in the costs to reclaim current North American Coal mining areas, (9) costs to pursue and develop new mining opportunities, (10) changes or termination of a long-term mining contract, or a customer default under a contract and (11) increased competition, including consolidation within the industry.
Hamilton Beach: (1) changes in the sales prices, product mix or levels of consumer purchases of small electric appliances, (2) changes in consumer retail and credit markets, (3) bankruptcy of or loss of major retail customers or suppliers, (4) changes in costs, including transportation costs, of sourced products, (5) delays in delivery of sourced products, (6) changes in or unavailability of quality or cost effective suppliers, (7) exchange rate fluctuations, changes in the foreign import tariffs and monetary policies and other changes in the regulatory climate in the foreign countries in which Hamilton Beach buys, operates and/or sells products, (8) product liability, regulatory actions or other litigation, warranty claims or returns of products, (9) customer acceptance of, changes in costs of, or delays in the development of new products, (10) increased competition, including consolidation within the industry and (11) changes mandated by federal, state and other regulation, including health, safety or environmental legislation.
Kitchen Collection: (1) changes in gasoline prices, weather conditions, the level of consumer confidence and disposable income as a result of economic conditions, unemployment rates or other events or conditions that may adversely affect the number of customers visiting Kitchen Collection® and Le Gourmet Chef® stores, (2) changes in the sales prices, product mix or levels of consumer purchases of kitchenware, small electric appliances and gourmet foods, (3) changes in costs, including transportation costs, of inventory, (4) delays in delivery or the unavailability of inventory, (5) customer acceptance of new products, (6) the anticipated impact of the opening of new stores, the ability to renegotiate existing leases and effectively and efficiently close under-performing stores, (7) increased competition and (8) the impact of tax penalties under health care reform legislation beginning in 2015.

About NACCO Industries, Inc.
NACCO Industries, Inc., headquartered in Cleveland, Ohio, is an operating holding company with subsidiaries in the following principal industries: mining, small appliances and specialty retail. The North American Coal Corporation mines and markets steam and metallurgical coal for use in power generation and steel production and provides selected value-added mining services for other natural resources companies. Hamilton Beach Brands, Inc. is a leading designer, marketer and distributor of small electric household appliances, as well as commercial products for restaurants, bars and hotels. The Kitchen Collection, LLC is a national specialty retailer of kitchenware and gourmet foods operating under the Kitchen Collection® and Le Gourmet Chef® store names in outlet and traditional malls throughout the United States. For more information about NACCO, visit the Company's website at www.nacco.com.

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NACCO INDUSTRIES, INC. AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended		Nine Months Ended
	September 30		September 30
	2014	2013	2014	2013
	(In thousands, except per share data)

Revenues	$221,714	$228,614	$599,497	$620,683
Cost of sales	175,171	179,395	480,260	477,573
Gross profit	46,543	49,219	119,237	143,110
Earnings of unconsolidated mines	12,064	11,808	36,069	34,187
Operating expenses
Selling, general and administrative expenses	46,373	43,269	145,792	142,054
Amortization of intangible assets	911	1,076	2,667	2,736
	47,284	44,345	148,459	144,790
Operating profit	11,323	16,682	6,847	32,507
Other expense (income)
Interest expense	2,046	1,044	5,450	3,496
Income from other unconsolidated affiliates	(191)	(286)	(159)	(1,013)
Closed mine obligations	316	266	940	943
Other, net, including interest income	86	174	(65)	517
	2,257	1,198	6,166	3,943
Income before income tax provision (benefit)	9,066	15,484	681	28,564
Income tax provision (benefit)	1,367	3,159	(1,870)	6,670
Net income	$7,699	$12,325	$2,551	$21,894

Basic earnings per share	$1.02	$1.54	$0.33	$2.68
Diluted earnings per share	$1.02	$1.54	$0.33	$2.67

Dividends per share	$0.2575	$0.2500	$0.7650	$0.7500

Basic weighted average shares outstanding	7,515	7,988	7,688	8,173
Diluted weighted average shares outstanding	7,533	7,996	7,702	8,193
(All amounts are subject to annual audit by our independent registered public accounting firm.)

NACCO INDUSTRIES, INC. AND SUBSIDIARIES
UNAUDITED FINANCIAL HIGHLIGHTS

	Three Months Ended		Nine Months Ended
	September 30		September 30
	2014	2013	2014	2013
	(In thousands)
Revenues
North American Coal	$49,840	$52,870	$139,492	$147,584
Hamilton Beach	135,155	134,099	354,865	354,901
Kitchen Collection	37,551	42,618	107,231	120,709
Eliminations	(832)	(973)	(2,091)	(2,511)
Total	$221,714	$228,614	$599,497	$620,683

Operating profit (loss)
North American Coal	$4,362	$9,740	$11,198	$32,721
Hamilton Beach	9,531	11,788	12,719	18,461
Kitchen Collection	(1,429)	(3,658)	(12,198)	(14,045)
NACCO and Other	(1,073)	(1,155)	(4,429)	(4,690)
Eliminations	(68)	(33)	(443)	60
Total	$11,323	$16,682	$6,847	$32,507

Income (loss) before income tax provision (benefit)
North American Coal	$3,008	$8,940	$7,450	$31,166
Hamilton Beach	8,950	11,679	11,386	17,201
Kitchen Collection	(1,535)	(3,762)	(12,518)	(14,321)
NACCO and Other	(1,289)	(1,340)	(5,194)	(5,542)
Eliminations	(68)	(33)	(443)	60
Total	$9,066	$15,484	$681	$28,564

Net income (loss)
North American Coal	$3,185	$7,794	$8,815	$26,337
Hamilton Beach	6,008	7,427	7,717	10,913
Kitchen Collection	(966)	(2,822)	(7,656)	(8,492)
NACCO and Other	(906)	(1,137)	(3,776)	(4,188)
Eliminations	378	1,063	(2,549)	(2,676)
Total	$7,699	$12,325	$2,551	$21,894

(All amounts are subject to annual audit by our independent registered public accounting firm.)

NACCO INDUSTRIES, INC. AND SUBSIDIARIES
ADJUSTED EBITDA RECONCILIATION
	Quarter Ended
	(In thousands)
	12/31/2013	3/31/2014	6/30/2014	9/30/2014	9/30/2014 Trailing 12 Months
Net income (loss)	$22,556	$(1,524)	$(3,624)	$7,699	$25,107
Goodwill impairment charge	3,973	—	—	—	3,973
Income tax provision (benefit)	4,600	(565)	(2,672)	1,367	2,730
Interest expense	1,279	1,454	1,950	2,046	6,729
Interest income	(135)	(150)	(179)	(226)	(690)
Depreciation, depletion and amortization expense	8,195	5,979	6,618	6,848	27,640
Adjusted EBITDA*	$40,468	$5,194	$2,093	$17,734	$65,489

	Quarter Ended
	(In thousands)
	12/31/2012	3/31/2013	6/30/2013	9/30/2013	9/30/2013 Trailing 12 Months
Net income	$23,632	$4,422	$5,147	$12,325	$45,526
Income tax provision	9,141	1,415	2,096	3,159	15,811
Interest expense	1,368	1,304	1,148	1,044	4,864
Interest income	(13)	(6)	(6)	(78)	(103)
Depreciation, depletion and amortization expense	6,589	5,372	4,837	6,168	22,966
Adjusted EBITDA	$40,717	$12,507	$13,222	$22,618	$89,064

*Adjusted EBITDA in this press release is provided solely as a supplemental disclosure with respect to operating results. Adjusted EBITDA does not represent net income, as defined by U.S. GAAP and should not be considered as a substitute for net income or net loss, or as an indicator of operating performance. NACCO defines Adjusted EBITDA as income before goodwill impairment charge and income taxes, plus net interest expense and depreciation, depletion and amortization expense. Adjusted EBITDA is not a measurement under U.S. GAAP and is not necessarily comparable with similarly titled measures of other companies.

(All amounts are subject to annual audit by our independent registered public accounting firm.)

NACCO INDUSTRIES, INC. AND SUBSIDIARIES
SUPPLEMENTAL NORTH AMERICAN COAL INFORMATION

CONTRIBUTION FROM CONSOLIDATED MINES
	Three Months Ended		Nine Months Ended
	September 30		September 30
	2014	2013	2014	2013
	(In thousands)
Revenue - consolidated mines	$48,209	$49,045	$131,513	$131,475
Gross profit (loss) - consolidated mines	$806	$823	$(3,428)	$5,683
Amortization of intangibles	911	1,076	2,667	2,736
Contribution from consolidated mines*	$(105)	$(253)	$(6,095)	$2,947

RECONCILIATION TO NORTH AMERICAN COAL OPERATING PROFIT
	Three Months Ended		Nine Months Ended
	September 30		September 30
	2014	2013	2014	2013
	(In thousands)
Earnings of unconsolidated mines	$12,064	$11,808	$36,069	$34,187
Contribution from consolidated mines *	(105)	(253)	(6,095)	2,947
Contribution from royalty and other*	1,128	3,202	6,360	14,916
Total	$13,087	$14,757	$36,334	$52,050
Selling, general and administrative expenses	8,725	5,017	25,136	19,329
North American Coal operating profit	$4,362	$9,740	$11,198	$32,721

*Contribution from consolidated mines in this press release is provided solely as a supplemental disclosure with respect to operating results. Contribution from consolidated mines does not represent operating profit or operating loss, as defined by U.S. GAAP and should not be considered as a substitute for operating profit or operating loss. Contribution from consolidated mines is not a measurement under U.S. GAAP and is not necessarily comparable with similarly titled measures of other companies.

(All amounts are subject to annual audit by our independent registered public accounting firm.)